Exhibit 10.6

AGENCY AGREEMENT

THIS AGENCY AGREEMENT (the “Agreement”) is made and entered into as of this 20th day of November 2003 by and between AVM, L.P., an Illinois limited partnership (“AVM”), and Bimini Mortgage Management, Inc., a Maryland corporation (“BIMINI”).

WHEREAS, BIMINI has entered into a Clearing Agreement (the “Clearing Agreement”) with JPMorgan Chase Bank (the “Clearing Bank”) and intends to enter into certain securities trades and other financial transactions [including, but not limited to, the Financing Transactions, as defined in the letter agreement (the “Letter Agreement”) between AVM and BIMINI dated as of October 31, 2003 regarding AVM’s consulting and IB services] that will be cleared pursuant to the Clearing Agreement (collectively, the “Transactions”); and

WHEREAS, BIMINI wishes to engage AVM as its non-discretionary agent under the Clearing Agreement with respect to the Transactions;

NOW, THEREFORE, for and in consideration of the premises and mutual agreements set forth herein, the parties agree as follows:

1.             Services Provided by AVM with Respect to the Transactions.  AVM, acting as BIMINI’s non-discretionary agent, shall perform the following services:

(a)           AVM shall give instructions to the Clearing Bank on behalf of BIMINI with respect to the Transactions, in accordance with instructions from BIMINI, in order to settle the Transactions.

(b)           AVM shall instruct the Clearing Agent to send margin payments to BIMINI’s counterparties in Financing Transactions, where appropriate.

(c)           AVM shall act on BIMINI’s behalf to monitor the performance by the Clearing Bank of its duties under the Clearing Agreement.

2.             Services Not Provided by AVM with Respect to the Transactions.

(a)           AVM shall not accept or hold in its name any money, securities, or property of BIMINI (or extend credit in lieu thereof) in respect of any Transactions.

(b)           AVM does not guarantee BIMINI against loss or a margin call in respect of any Transaction.

(c)           AVM is not providing investment advice to BIMINI in respect of any Transaction, except any advice that is incidental to AVM’s IB services provided under the Letter Agreement.

(d)                                 AVM is not acting as a discretionary agent.

3.             Compensation.  During the term of this Agreement, BIMINI shall pay AVM fees at such rates as set forth in Exhibit A hereto and as may from time to time be mutually agreed upon in writing.

4.             Confidentiality.  In connection with the services to be provided by AVM hereunder or under the Letter Agreement, BIMINI may receive information that describes, explains or otherwise relates to certain AVM trade ideas and other confidential and proprietary information (the “AVM Information”). AVM Information includes, but is not limited to, information contained in AVM research reports and other written materials. BIMINI hereby acknowledges that AVM Information is being provided on a strictly confidential basis. In consideration for AVM Information, BIMINI agrees that AVM Information will be kept confidential by BIMINI and will not be disclosed to or discussed with any third parties, except as allowed by the terms of the succeeding paragraph. Further, BIMINI agrees not to allow third parties to review, photocopy or otherwise duplicate any documents provided by AVM. Additionally, BIMINI agrees that it will not use AVM Information to design, recommend or execute trades for itself, its clients or others without the consent of AVM. Similarly, AVM acknowledges that information concerning BIMINI, its trading activities, financial status and results, etc. (the “BIMINI Information”) may be confidential, and AVM will likewise keep BIMINI Information confidential on the same basis.

The obligations of BIMINI and AVM to maintain confidentiality extend to all of the AVM Information and BIMINI Information (collectively, the “Information”) received except for information (1) that is already in the public domain; (2) that subsequently becomes available to third parties via publication or otherwise through no breach of the terms of this Agreement or the Letter Agreement; (3) that was already in their possession prior to its disclosure by the other party; (4) the disclosure of which is required by law or by a competent regulatory authority or is necessitated by a legal proceeding or audit requirement; or (5) that is disclosed only to legal or other professional advisors who have previously entered into a comparable confidentiality agreement with the other party, and only where such advisors are advising upon matters related to this Agreement, the Letter Agreement and/or the Information.

The parties further agree to take all reasonable precautions to prevent the theft or unauthorized use of any of these materials, to notify the other party of any unauthorized use or disclosure of Information of which a party becomes aware and to make all reasonable efforts to prevent and stop such unauthorized use. The parties further acknowledge that any unauthorized use or disclosure of Information will cause irreparable damage to the other party and that, consequently, the parties shall have the right to injunctive or other equitable relief to prevent or stop such use or disclosure and to other legal and equitable relief for the damages occasioned thereby.

The provisions of this Section 3 shall survive the termination of this Agreement.

5.             Indemnification.  BIMINI shall fully indemnify, protect and hold harmless AVM, its partners, officers, shareholders, employees, agents, and affiliates from and against all manner of claim, demands, proceedings, suits, or actions (whether in law or in equity) and liabilities, losses, expenses, and costs (including attorneys’ fees) relating to AVM’s services hereunder, in connection with the Letter Agreement, and for any breach of the Clearing Agreement by the Clearing Bank or failure by the Clearing Bank to fulfill its duties under the Clearing Agreement, unless and solely to the extent AVM is found to have engaged in gross negligence or willful misconduct in the performance of its services hereunder or under the Letter Agreement.  AVM may, in its sole discretion, elect to assume the sole defense, including the settlement or compromise, of any such claim, demand, proceeding, suit, or action instituted against AVM.

6.             Termination.  This Agreement shall be effective as of the date on which BIMINI closes on its first private placement of Class A Common Stock (the “Effective Date”). This agreement is terminable at will by either party upon 120 days’ written notice to the other party.  In the event that BIMINI terminates the agreement, AVM will not be required to refund or return any portion of the fees previously paid. In addition, unless extended by agreement of the parties, this Agreement will expire by its terms on October 1, 2006.

7.             Notices.  Except as otherwise provided in this Agreement, all notices required to be given under this Agreement shall be in writing, and shall be effective upon receipt as provided herein.  Any such written notice shall be deemed received upon the earlier of:  (a) actual receipt by the other party; or (b) the close of business on:  (i) the date of transmission (if receipt is confirmed by the receiver or the courier), if sent by facsimile or same-day courier, (ii) on the business day after the date of transmission, if sent by overnight mail; or (iii) the third business day after transmission, if sent by registered or certified mail, postage prepaid, and return receipt requested.  For the purposes of delivery of any notice hereunder, the address and facsimile number of AVM and BIMINI, respectively, shall be as set forth on the signature page hereof.  Either party may change its address or facsimile number for notices by giving written notice of the new address or number to the other party.

8.             Miscellaneous.

(a)           The Agreement, and all matters pertaining to its validity, construction, enforcement, interpretation or effect, shall be governed by and construed in accordance with the laws of the State of Florida, without regard to choice of law principles.

(b)           No action, regardless of form, arising out of transactions under this Agreement may be commenced against AVM, its partners, officers, employees, representatives, agents, successors, or assigns in any forum by the undersigned, its successors, or assigns more than one year after the claim giving rise to such action has arisen.

(c)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No assignment shall be valid unless the other party consents to such assignment in writing.

(d)           The Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, representations or negotiations, written or oral, express or implied.  The Agreement shall not be modified, amended, supplemented, altered or varied, and no provision hereof may be waived, except by a written instrument signed by all of the parties after the date hereof.

(e)           Neither this Agreement nor the performance of services by AVM hereunder shall be construed to create a joint venture or partnership between AVM and BIMINI.

(f)            Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law.  In the event that any one or more of the provisions of the Agreement shall be held invalid, illegal, or unenforceable in any respect, such provisions shall be severed from this Agreement, and the validity, legally, and enforcement of the remaining provisions contained herein shall not be affected or impaired thereby.

(g)           The section headings in this Agreement are inserted for convenience of reference only and are not intended to limit the applicability or affect the meaning of any of its provisions.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized representative as of the day and year first set forth above.

AVM, L.P.			BIMINI MORTGAGE MANAGEMENT, INC.

By:	AVM Associates LLC,
its general partner

By:	/s/ Bill McCauley	By:	/s/ Jeffrey J. Zimmer
Name:	Bill McCauley		Name:	Jeffrey J. Zimmer
Title:	C E O		Title:	C E O

Address For Notices:			Address For Notices:
AVM, L.P.			Bimini Mortgage Management, Inc.
250 South Australian Avenue, Suite 600			3305 Flamingo Drive, Suite 100
West Palm Beach FL 33401			Vero Beach FL 32963
Facsimile:	561-655-5496		Facsimile:	772-231-1477
Attention:	Scott Wyler		Attention:	Jeffrey J. Zimmer

Exhibit A

Fee Structure

Bimini will pay the greater of 20bps on Book Value or $250,000 annually on the first $200mm in Book Value, calculated and paid quarterly in arrears, other than the first payment, described below.  Above $200mm, the annual fee decreases per the sliding scale shown below. “Book Value” means Shareholder’s Equity divided by Class A shares Outstanding.

The fee will cover all transactions up to the first 750 tickets per calendar quarter (3,000 tickets per year) once Bimini has reached $150MM in Book Value. There will be no transaction limit until $150MM in Book Value has been reached.  Fee will be paid quarterly based on a snapshot of current Book Value at each quarterly Billing Date (defined below).  The first installment will be due 5 days after Bimini’s private offering closes.  The first installment will be $62,500 (based on the $250,000 annual minimum).  Subsequent quarterly fees will be based on the table below and billed on the 15th of February, May, August and November (the “Billing Dates”).  Excess Transaction Fees of $80 per ticket will be incurred when the number of transactions exceeds 750 per calendar quarter.  Above $150MM of Book Value, the 750 quarterly transaction limit increases per the sliding scale shown below.

Fee Calculation

SCALE

Book Value in MMs	Annual Fee in bps	Cumulative Annual Fee	Annual Transaction Limit
$100	20	$250,000	N/A
150	20	300,000	3,000
200	20	400,000	4,000
250	19	495,000	5,000
300	18	585,000	6,000
350	17	670,000	7,000
400	16	750,000	8,000
450	15	825,000	9,000
500	14	895,000	10,000
550	13	960,000	11,000
600	12	1,020,000	12,000
650	11	1,075,000	13,000
700	10	1,125,000	14,000
750	9	1,170,000	15,000
800	8	1,210,000	16,000
1,600	7	1,770,000	28,000
3,200	4	2,410,000	53,000

AGREED:

AVM, L.P.		BIMINI MORTGAGE MANAGEMENT INC.

By:	AVM Associates LLC,
Its general partner

By:	/s/ Bill McCauley	By:	/s/ Jeffrey J. Zimmer
Name:	Bill McCauley	Name:	Jeffrey J. Zimmer
Title:	C E O	Title:	C E O